Exhibit 99.1

Stereotaxis Reports 2024 Third Quarter Financial Results

St. Louis, Nov. 11, 2024 (Globe Newswire) – Stereotaxis (NYSE: STXS), a pioneer and global leader in surgical robotics for minimally invasive endovascular intervention, today reported financial results for the third quarter ended September 30, 2024.

“The past quarter was marked by solid commercial execution, continued broad-based technological progress, successful operational integration of APT, and maintained financial discipline,” said David Fischel, Chairman and CEO. “We are making broad, methodical progress in establishing the healthy foundations for a preeminent robotic surgery company.”

“Revenue growth in the third quarter was driven by continued demand for Genesis with partial revenue recognition of three robotic systems. We received orders for two Genesis systems during the third quarter and expect to receive the first GenesisX order in the near future. A robust system pipeline along with existing system backlog of over $15 million supports continued revenue growth.”

“We are driving broad-based progress across the late stages of a comprehensive innovation strategy. European CE Mark approval of the MAGiC ablation catheter is expected in the near future. Engagement with the FDA on the MAGiC PMA submission has continued to advance well. We attained CE Mark for the GenesisX robotic system in the third quarter and the FDA provided its first round of questions on the US submission. Following our recent acquisition of APT, we completed manufacturing of hundreds of catheters needed for formal regulatory testing of the first ever robotic high-density mapping catheter and vascular guidance catheter, both of which are expected to be submitted for regulatory approvals next quarter. A recent audit by the Chinese NMPA regulatory body was completed successfully, portending well for near term approvals in China. This broad-based progress on a new foundational product ecosystem is transformational clinically, commercially and strategically as we make robotics increasingly impactful and accessible across endovascular surgery.”

“The acquisition of APT in the third quarter is already demonstrating commercial and strategic value. I want to thank and highlight both teams for the significant efforts and accomplishments in integrating operations successfully. The unique expertise of APT is highly complementary and additive to Stereotaxis’ strategy as we increasingly focus on a broad family of robotically-steered endovascular devices.”

“We remain cognizant of the importance of maintaining financial strength and discipline. Increased system revenue late in the third quarter led to significant associated cash receipts, providing us a solid balance sheet with over $13 million in cash and no debt at the end of October.”

2024 Third Quarter Financial Results

Revenue for the third quarter of 2024 totaled $9.2 million, an 18% year-over-year increase compared to $7.8 million in the prior year third quarter. System revenue for the quarter was $4.4 million and recurring revenue was $4.8 million, compared to $3.5 million and $4.3 million in the prior year third quarter, respectively. System revenue growth reflects revenue recognition on the partial delivery of three Genesis systems. Recurring revenue growth benefited from a partial quarter contribution from the previously announced acquisition of Access Point Technologies.

Gross margin for the third quarter of 2024 was 45% of revenue. Gross margin was impacted by the higher proportion of system revenue and by acquisition-related accounting that temporarily reduces disposable margin. Operating expenses in the third quarter of $10.4 million include $2.5 million in non-cash stock compensation expense and a $0.7 million non-cash, mark-to-market adjustment for acquisition related contingent earnout consideration. Excluding these non-cash charges, adjusted operating expenses in the quarter were $7.2 million, compared to $7.1 million in the prior year third quarter. Operating expenses in the third quarter include the partial quarter operating expenses of Access Point Technologies.

Operating loss and net loss in the third quarter were ($6.3) million and ($6.2) million, respectively, compared with ($5.6) million and ($5.4) million in the prior year third quarter. Adjusted operating loss and adjusted net loss for the quarter, excluding non-cash stock compensation expense and the mark-to-market adjustment, were ($3.1) million and ($3.0) million, respectively, compared with ($3.0) million and ($2.8) million in the previous year. Negative free cash flow for the third quarter was ($4.2) million.

Cash Balance and Liquidity

At September 30, 2024, Stereotaxis had cash and cash equivalents, including restricted cash, of $11.0 million and no debt. Significant cash receipts in October increased Stereotaxis’ balance of cash and cash equivalents, including restricted cash, to $13.3 million at the end of October.

Forward Looking Expectations

Stereotaxis reiterates its expectation for full year revenue to be approximately equal to the previous year, and expects continued year-over-year revenue growth in both system and recurring revenue in the upcoming quarters.

Stereotaxis anticipates ending the year with approximately $12 million cash and no debt. It expects this balance sheet to allow it to advance its transformative product ecosystem to market, fund its commercialization, and reach profitability without the need for additional financing.

Conference Call and Webcast

Stereotaxis will host a conference call and webcast today, November 11, 2024, at 4:30 p.m. Eastern Time. To access the conference call, dial 800-715-9871 (US and Canada) or 1-646-307-1963 (International) and give the participant pass code 7792742. To access the live and replay webcast, please visit the investor relations section of the Stereotaxis website at www.Stereotaxis.com.

About Stereotaxis

Stereotaxis (NYSE: STXS) is a pioneer and global leader in innovative surgical robotics for minimally invasive endovascular intervention. Its mission is the discovery, development and delivery of robotic systems, instruments, and information solutions for the interventional laboratory. These innovations help physicians provide unsurpassed patient care with robotic precision and safety, expand access to minimally invasive therapy, and enhance the productivity, connectivity, and intelligence in the operating room. Stereotaxis technology has been used to treat over 150,000 patients across the United States, Europe, Asia, and elsewhere. For more information, please visit www.Stereotaxis.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s ability to manage expenses at sustainable levels, acceptance of the Company’s products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase its technology, competitive factors, changes resulting from healthcare policy, dependence upon third-party vendors, timing of regulatory approvals, the impact of pandemics or other disasters, statements relating to our recent acquisition of APT, including any benefits expected from the acquisition, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control and may be revised, modified, delayed, or canceled.

Company Contacts:

David L. Fischel

Chairman and Chief Executive Officer

Kimberly R. Peery

Chief Financial Officer

314-678-6100

Investors@Stereotaxis.com

STEREOTAXIS, INC.

STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except share and per share amounts)	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

Revenue:
Systems	$4,391	$3,539	$7,243	$8,673
Disposables, service and accessories	4,805	4,260	13,335	13,533
Total revenue	9,196	7,799	20,578	22,206

Cost of revenue:
Systems	3,673	2,909	5,760	7,309
Disposables, service and accessories	1,424	831	3,440	2,775
Total cost of revenue	5,097	3,740	9,200	10,084

Gross margin	4,099	4,059	11,378	12,122

Operating expenses:
Research and development	2,454	2,668	6,970	8,061
Sales and marketing	3,152	3,097	9,456	9,585
General and administrative	4,838	3,933	12,064	11,011
Total operating expenses	10,444	9,698	28,490	28,657
Operating loss	(6,345)	(5,639)	(17,112)	(16,535)

Other income	5	-	2	27
Interest income, net	150	270	580	835
Net loss	$(6,190)	$(5,369)	$(16,530)	$(15,673)
Cumulative dividend on convertible preferred stock	(328)	(338)	(984)	(1,004)
Net loss attributable to common stockholders	$(6,518)	$(5,707)	$(17,514)	$(16,677)

Net loss per share attributed to common stockholders:
Basic	$(0.08)	$(0.07)	$(0.21)	$(0.21)
Diluted	$(0.08)	$(0.07)	$(0.21)	$(0.21)

Weighted average number of common shares and equivalents:
Basic	85,824,789	82,468,971	84,629,531	80,028,243

Diluted	85,824,789	82,468,971	84,629,531	80,028,243

STEREOTAXIS, INC.

BALANCE SHEETS

(in thousands, except share amounts)	September 30, 2024	December 31, 2023
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$10,663	$19,818
Restricted cash - current	350	525
Accounts receivable, net of allowance of $661 and $672 at 2024 and 2023, respectively	7,921	3,822
Inventories, net	9,009	8,426
Prepaid expenses and other current assets	869	676
Total current assets	28,812	33,267
Property and equipment, net	3,733	3,304
Goodwill	4,494	-
Intangible assets	8,162	-
Restricted cash	-	219
Operating lease right-of-use assets	5,618	4,982
Prepaid and other non-current assets	116	137
Total assets	$50,935	$41,909

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$6,403	$3,190
Accrued liabilities	3,376	2,972
Deferred revenue	5,092	6,657
Current contingent consideration	5,298	-
Current portion of operating lease liabilities	552	428
Total current liabilities	20,721	13,247
Long-term deferred revenue	2,102	1,637
Long-term contingent consideration	6,251	-
Operating lease liabilities	5,583	5,062
Other liabilities	55	43
Total liabilities	34,712	19,989

Series A - Convertible preferred stock:
Convertible preferred stock, Series A, par value $0.001; 10,000,000 shares authorized, 21,683 and 22,358 shares outstanding at 2024 and 2023, respectively	5,408	5,577
Stockholders’ equity:
Common stock, par value $0.001; 300,000,000 shares authorized, 84,713,400 and 80,949,697 shares issued at 2024 and 2023, respectively	85	81
Additional paid-in capital	565,146	554,148
Treasury stock, 4,015 shares at 2024 and 2023	(206)	(206)
Accumulated deficit	(554,210)	(537,680)
Total stockholders’ equity	10,815	16,343
Total liabilities and stockholders’ equity	$50,935	$41,909